Exhibit 99.1

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information, contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports 2018 Fourth Quarter
and Full Year Financial Results
•Fourth quarter sales up 18.4% to $203 million; full year sales up 28.6% to $803 million
•Achieved record Aerospace segment sales in fourth quarter and full year 2018
•Record Aerospace backlog of $326 million at year-end
•Earnings per diluted share for 2018 of $1.41 compared with $0.58 in the prior year
•Strong cash flow from operations of $39.5 million for the quarter and $54.9 million in 2018
EAST AURORA, NY, February 21, 2019 – Astronics Corporation (NASDAQ: ATRO), a leading supplier of advanced technologies and products to the global aerospace and defense industries, today reported financial results for the three and twelve months ended December 31, 2018. Results include the results of Telefonix PDT, which was acquired on December 1, 2017 and Customer Control Concepts (“CCC”), which was acquired on April 3, 2017 (collectively, the “Acquired Businesses”). Earnings per share for all periods were adjusted for the 3 for 20 (15%) distribution of Class B Stock for shareholders of record on October 12, 2018.
Peter J. Gundermann, President and Chief Executive Officer, commented, “We had a strong finish to 2018. Consolidated sales in the fourth quarter were up 18.4%, leading to 2018 full year sales of $803 million, a 28.6% increase over 2017. The increased volume helped to strengthen margins and deliver net income of $46.8 million in 2018, up from $19.7 million in 2017. We continue to make solid progress improving margins, especially in our Aerospace business.”
He continued, “We also had strong demand through the year, with solid fourth quarter bookings of $220 million, exceeding sales by 9%. Total bookings for the year were $837 million, beating sales by 4%. We entered 2019 with a record backlog of $403 million, excluding the semiconductor backlog that was sold in 2019, which sets us up well for another solid year.”

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Astronics Corporation Reports 2018 Fourth Quarter and Full Year Financial Results
February 21, 2019

Consolidated Review

	Three Months Ended			Year Ended
($ in thousands)	December 31, 2018	December 31, 2017	% Change	December 31, 2018	December 31, 2017	% Change

Sales	$202,917	$171,318	18.4%	$803,256	$624,464	28.6%
Gross profit	$47,672	$32,153	48.3%	$180,696	$137,113	31.8%
Gross margin	23.5%	18.8%		22.5%	22.0%
Impairment loss	$—	$16,237		$—	$16,237
SG&A	$29,114	$23,202	25.5%	$117,033	$88,775	31.8%
SG&A percent of sales	14.3%	13.5%		14.6%	14.2%
Income (Loss) from Operations	$18,558	$(7,286)	354.7%	$63,663	$32,101	98.3%
Operating margin %	9.1%	(4.3)%		7.9%	5.1%
Net Income (Loss)	$12,485	$(5,653)	320.9%	$46,803	$19,679	137.8%
Net Income %	6.2%	(3.3)%		5.8%	3.2%
Fourth Quarter Results
Consolidated sales were up 18.4%, or $31.6 million, from the prior-year period. Aerospace segment sales of $175.2 million were up $35.7 million including $12.0 million of acquired sales from Telefonix PDT. Test Systems segment sales of $27.7 million were down $4.1 million.
Consolidated gross margin improved 470 basis points from the benefit of higher organic sales and Telefonix PDT's contribution to gross profit and strong margin profile.
Selling, general and administrative (“SG&A”) expenses were up $5.9 million primarily due to the acquisition of Telefonix PDT, which had thirteen weeks of operations in the quarter compared with four weeks in the prior year. Included in SG&A was intangible asset amortization expense of $1.6 million related to the Telefonix PDT acquisition.
Operating income in the fourth quarter was $18.6 million compared with a $7.3 million operating loss in the same period of the prior year. The fourth quarter of 2017 was negatively impacted by an approximate $16.2 million impairment charge associated with its Armstrong Aerospace reporting unit.
The effective tax rate for the quarter was 19.9%, compared with 41.8% in the fourth quarter of 2017. The 2018 fourth quarter tax rate had a net benefit from the U.S. Tax Cuts and Jobs Act (the “Act”). The 2017 fourth quarter tax rate was unfavorably impacted by the $1.3 million estimated transition tax on the deemed repatriation of foreign earnings resulting from the Act, enacted in December 2017.
Bookings in the quarter were $220.4 million, which exceeded sales by 9%, resulting in a record backlog at year-end of $403.3 million, excluding $12.2 million of semiconductor backlog which was sold with the business in 2019.
Full Year Results
Consolidated sales were $803.3 million, up 28.6%, or $178.8 million, from the same period last year. Organic sales increased $94.0 million, or 15.0%. Acquired sales for 2018 was $84.8 million and all related to the Aerospace segment. Aerospace segment sales of $675.6 million were up 26.4%, or
$141.0 million, and Test Systems segment sales were up 42.0% to $127.6 million.
Consolidated gross profit benefited from higher organic sales and the gross profit contribution of Telefonix PDT. This was partially offset by CCC's lower margin profile due to low volume and the $7.5 million year-to-date loss associated with an acquired development contract.
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Astronics Corporation Reports 2018 Fourth Quarter and Full Year Financial Results
February 21, 2019

The $28.3 million increase in SG&A was due primarily to the incremental SG&A costs of the Acquired Businesses, which added $20.9 million. This included $7.4 million of incremental intangible asset amortization expense in 2018. Corporate overhead expenses increased $2.6 million due primarily to increased staffing and infrastructure development.
The effective tax rate for 2018 was 10.5%, compared with 21.3% in 2017. The decrease was due primarily to the decrease in the federal rate as a result of the Act and a net tax benefit of $4.0 million related to a revised state tax filing position. The effective tax rate for 2017 was unfavorably impacted by the $1.3 million estimated transition tax on the deemed repatriation of foreign earnings resulting from the Act.
Bookings for the year, led particularly by the Aerospace segment, totaled $837.3 million, exceeding sales by 4%.
Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Aerospace Fourth Quarter Results
Aerospace segment sales increased by $35.7 million, or 25.6%, to $175.2 million, when compared with the prior year’s fourth quarter, driven by strong growth in organic sales of $23.7 million, or 17.0%. Telefonix PDT contributed $12.0 million in acquired sales in the period.
Electrical Power & Motion sales increased $19.0 million, or 29.1%, due to higher sales of in-seat power and seat motion products. Avionics sales were up $9.0 million as a result of the addition of Telefonix PDT which contributed an incremental $11.0 million to sales in this product line, more than offsetting declines in other avionics products. Lighting & Safety sales increased by $8.8 million due to a general increase in volume. Sales of Other products increased $2.5 million, due primarily to the Telefonix PDT acquisition and increased volume. Systems Certification sales decreased by $3.0 million on lower project activity.
Aerospace segment operating profit for the fourth quarter of 2018 was $22.2 million, or 12.7% of sales, compared with an operating loss of $7.9 million in the same period of 2017. Aerospace operating profit benefited from the contribution margin on higher organic sales, the addition of Telefonix PDT, and operating improvements at CCC, AeroSat and Armstrong. These business units improved by a combined $4.6 million to a loss of $6.4 million, exclusive of the $16.2 million impairment charge related to Armstrong in the 2017 fourth quarter. These improvements were partially offset by the impact of tariffs enacted during the latter half of 2018.
Aerospace bookings in the fourth quarter of 2018 were $175.6 million, for a book-to-bill ratio of 1.00:1 for the quarter. Backlog was a record $326.0 million at the end of the fourth quarter of 2018.
Aerospace Full Year Results
Aerospace segment sales increased by $141.0 million, or 26.4%, to $675.6 million, when compared with the prior-year period. Organic sales increased $56.2 million, or 10.5%, compared with the prior year.
Avionics sales increased by $77.9 million, driven primarily by the acquisitions, which contributed incremental sales of $72.5 million to Avionics sales. Electrical Power & Motion sales increased
$38.9 million, or 14.7%, and Lighting & Safety sales increased $15.7 million, both for similar reasons as in the quarter. Sales of Other products were up $10.6 million, due to the Telefonix PDT business. The increases were slightly offset by a decrease in Structures sales of $1.7 million.
Aerospace operating profit for 2018 was $69.8 million, or 10.3% of sales, compared with $38.9 million, or 7.3% of sales, in the same period of 2017. Aerospace operating profit benefited from higher organic sales and profits of Telefonix PDT, offset partially by increased operating losses of CCC, AeroSat and Armstrong which improved by $3.8 million to $34.7 million compared with the prior year, excluding
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Astronics Corporation Reports 2018 Fourth Quarter and Full Year Financial Results
February 21, 2019

Armstrong’s 2017 goodwill impairment charge. For the year, intangible asset amortization expense was $9.2 million related to the Acquired Businesses. Operating profit in the prior year was negatively impacted by the $16.2 million impairment at Armstrong.
Aerospace bookings for 2018 came to $712.0 million, up 5% over sales. The Aerospace segment had record backlog of $326.0 million at year-end.
Mr. Gundermann commented, “Our Aerospace business continues to perform very well. In the fourth quarter, we set our fourth quarterly sales record in a row, and the year was up 23% over our previous high. Demand was strong throughout the year, such that our Aerospace bookings of $712 million exceeded sales by 5%. We entered 2019 with a record backlog of $326 million, which supports our expectations that 2019 will be another very strong year.”
He added, “We continue to make progress with respect to margins in our Aerospace business. Our fourth quarter Aerospace operating margin of 12.7% was the strongest we have achieved in nearly two years. A big part of this improvement came from the three troubled business we have discussed in the past. The operating loss from these three summed to $6.4 million in the fourth quarter, compared with $28.3 million during the first three quarters of 2018, showing good progress. We expect the first quarter of 2019 will be at the same level as the fourth quarter, but we also expect to make steady progress thereafter as volume in these businesses picks up.”
Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Test Systems Fourth Quarter Results
Sales in the fourth quarter of 2018 decreased approximately $4.1 million to $27.7 million compared with $31.8 million in the prior-year period. Test sales to the Aerospace & Defense market and the Semiconductor market decreased by $2.6 million and $1.5 million, respectively.
Operating profit declined to $0.6 million, or 2.0% of sales, from $4.5 million, or 14.2% of sales, in the fourth quarter of 2017 on lower sales and mix change.
Bookings for the Test Systems segment in the quarter were $44.8 million, for a book-to-bill ratio of 1.62:1 for the quarter. Excluding the divested semiconductor business, bookings were $43.3 million in the fourth quarter. Backlog was $89.5 million at the end of 2018, of which $12.2 million was related to the since-divested semiconductor business.
Test Systems Full Year Results
Sales in 2018 increased 42.0% to $127.6 million compared with sales of $89.9 million for 2017. The growth was driven by a $52.3 million increase in sales to the Semiconductor market, offset by a decrease in Aerospace & Defense sales of $14.5 million.
Operating profit was $10.7 million, or 8.4% of sales, compared with $7.4 million, or 8.2% of sales, in 2017. This was primarily due to increased sales volume partially offset by approximately $2.0 million in increased engineering costs and elevated initial costs associated with new products.
Mr. Gundermann commented, “Our Test business had a very strong 2018, with sales up 42% over 2017, although it ended on a weaker note in the fourth quarter as we anticipated. The Test business contributed strongly to our profits for the year, with operating income of $10.7 million in 2018, up from $7.4 million in 2017.”
Outlook
Consolidated sales in 2019 are expected to be in the range of $760 million to $805 million. Excluding sales of the disposed semiconductor business from 2018 sales, the mid-point of the range represents
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Astronics Corporation Reports 2018 Fourth Quarter and Full Year Financial Results
February 21, 2019

consolidated organic growth of 8%. Approximately $710 million to $745 million is expected from the Aerospace segment, an increase at the mid-point of about 8% over 2018. Test Systems segment sales for 2019 are expected to be in the range of $50 million to $60 million, the mid-point representing an increase of 14% over Test Systems sales in 2018 after backing out the disposed semiconductor business.
On February 13, 2019, Astronics completed the sale of its semiconductor test business. The Company expects to record a pre-tax gain on the sale of approximately $80 million in the first quarter of 2019. The income tax expense relating to the gain is estimated to be $22 million.

Consolidated backlog at December 31, 2018 was $415.5 million. Excluding $12.2 million of backlog that was disposed of in the 2019 sale of the semiconductor business, backlog was $403.3 million, of which approximately $352.4 million is expected to ship in 2019.
The effective tax rate for 2019, excluding the impact of the gain on the sale of the semiconductor business, is expected to be approximately 18% to 22%.
Capital equipment spending in 2019 is expected to be in the range of $22.0 million to $28.0 million.
Mr. Gundermann commented, “We will be without our semiconductor test business in 2019, which we sold to Advantest on February 13, 2019. We have enjoyed our participation in the semi-test industry, but came to the conclusion that it would be difficult for us to expand its customer base meaningfully without extraordinary levels of investment. We feel the business is better off with Advantest, and we are pleased with the return we earned. We originally acquired the semiconductor business as part of a 2014 acquisition for $69 million. That acquisition paid back its purchase price in under two years, so we feel the return we have recognized is very good.
We believe we can deliver a very solid 2019. Our Test segment, without the semi-test business, is set up for a solid year of growth with its remaining A&D products, helped in part by our recently announced award on the New York City subway program. At the same time, we will need to adjust to the lower overall volume of our Test segment, so margins are expected to be modest to breakeven. Our Aerospace business, on the other hand, anticipates another year of solid sales growth and strengthening margins. As Aerospace will represent 90% of our volume, these results will largely determine our year.”
Fourth Quarter 2018 Webcast and Conference Call
The Company will host a teleconference today at 11:00 a.m. ET. During the teleconference, management will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling (201) 493-6784. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (412) 317-6671 and enter replay pin number 13687409. The telephonic replay will be available approximately two hours following the call through Thursday, February 28, 2019. A transcript will also be posted to the Company’s website once available.
About Astronics Corporation
Astronics Corporation (NASDAQ: ATRO) serves the world’s aerospace and defense industries with proven, innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, armed services, completion centers and Fortune 500 manufacturing organizations rely on the collaborative spirit and innovation of Astronics.
For more information on Astronics and its solutions, visit Astronics.com.
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Astronics Corporation Reports 2018 Fourth Quarter and Full Year Financial Results
February 21, 2019

Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the progress being made with the three operations having losses, the continuation of the trend in growth with passenger power and connectivity on airplanes, the ability of the company to advance its Test business, the ability to achieve at or near breakeven performance in the Test business, the Company’s ability to deliver a solid 2019, the ability to win new projects in the Test business and margins to expand with growth, the success of the Company achieving its sales expectations, the state of the aerospace, defense, and consumer electronics industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW

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Astronics Corporation Reports 2018 Fourth Quarter and Full Year Financial Results
February 21, 2019

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended		Year Ended
	12/31/2018	12/31/2017	12/31/2018	12/31/2017
Sales	$202,917	$171,318	$803,256	$624,464
Cost of products sold	155,245	139,165	622,560	487,351
Gross profit	47,672	32,153	180,696	137,113
Gross margin	23.5%	18.8%	22.5%	22.0%

Impairment Loss	—	16,237	—	16,237
Selling, general and administrative	29,114	23,202	117,033	88,775
SG&A % of sales	14.3%	13.5%	14.6%	14.2%
Income (Loss) from operations	18,558	(7,286)	63,663	32,101
Operating margin	9.1%	(4.3)%	7.9%	5.1%

Other expense, net	580	810	1,671	1,741
Interest expense, net	2,384	1,619	9,710	5,369
Income (Loss) before tax	15,594	(9,715)	52,282	24,991
Income tax expense (benefit)	3,109	(4,062)	5,479	5,312
Net Income (Loss)	$12,485	$(5,653)	$46,803	$19,679
Net Income (Loss) % of sales	6.2%	(3.3)%	5.8%	3.2%

Basic earnings (loss) per share:	$0.38	$(0.18)	$1.45	$0.60
Diluted earnings (loss) per share:	$0.37	$(0.18)	$1.41	$0.58

Weighted average diluted shares outstanding (in thousands)	33,344	32,217	33,136	33,718

Capital expenditures	$3,901	$3,763	$16,317	$13,478
Depreciation and amortization	$8,276	$7,794	$35,032	$27,063
*All share quantities and per-share data have been restated to reflect the impact of the fifteen percent Class B stock distribution to shareholders of record on October 12, 2018.
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Astronics Corporation Reports 2018 Fourth Quarter and Full Year Financial Results
February 21, 2019

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
($ in thousands)
	(unaudited)
	12/31/2018	12/31/2017
ASSETS
Cash and cash equivalents	$16,622	$17,914
Accounts receivable and uncompleted contracts	182,308	132,633
Inventories	138,685	150,196
Other current assets	17,198	14,586
Assets held for sale	19,358	—
Property, plant and equipment, net	120,862	125,830
Other long-term assets	21,272	15,659
Intangible assets, net	133,383	153,493
Goodwill	124,952	125,645
Total assets	$774,640	$735,956

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long term debt	$1,870	$2,689
Accounts payable and accrued expenses	98,436	80,595
Customer advances and deferred revenue	26,880	19,607
Liabilities held for sale	906	—
Long-term debt	232,112	269,078
Other liabilities	27,811	34,060
Shareholders' equity	386,625	329,927
Total liabilities and shareholders' equity	$774,640	$735,956

ASTRONICS CORPORATION
SEGMENT DATA
(Unaudited, $ in thousands)

	Three Months Ended		Year Ended
	12/31/2018	12/31/2017	12/31/2018	12/31/2017
Sales
Aerospace	$175,299	$139,687	$675,744	$534,724
Less Inter-segment	(57)	(121)	(119)	(121)
Total Aerospace	175,242	139,566	675,625	534,603

Test Systems	27,723	31,752	127,679	89,861
Less Inter-segment	(48)	—	(48)	—
Total Test Systems	27,675	31,752	127,631	89,861

Total consolidated sales	202,917	171,318	803,256	624,464

Operating profit (loss) and margins
Aerospace	22,236	(7,865)	69,761	38,888
	12.7%	(5.6)%	10.3%	7.3%
Test Systems	567	4,516	10,718	7,359
	2.0%	14.2%	8.4%	8.2%
Total operating profit (loss)	22,803	(3,349)	80,479	46,247

Interest expense	2,384	1,619	9,710	5,369
Corporate expenses and other	4,825	4,747	18,487	15,887
Income (loss) before taxes	$15,594	$(9,715)	$52,282	$24,991

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Astronics Corporation Reports 2018 Fourth Quarter and Full Year Financial Results
February 21, 2019

ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			Year Ended			2018 YTD
	12/31/2018	12/31/2017	% change	12/31/2018	12/31/2017	% change	% of Sales
Aerospace Segment
Commercial Transport	$133,730	$107,624	24.3%	$536,269	$414,523	29.4%	66.7%
Military	21,728	14,974	45.1%	68,138	61,270	11.2%	8.5%
Business Jet	12,799	12,454	2.8%	43,090	41,298	4.3%	5.4%
Other	6,985	4,514	54.7%	28,128	17,512	60.6%	3.5%
Aerospace Total	175,242	139,566	25.6%	675,625	534,603	26.4%	84.1%

Test Systems Segment
Semiconductor	12,193	13,655	(10.7)%	84,254	31,999	163.3%	10.5%
Aerospace & Defense	15,482	18,097	(14.4)%	43,377	57,862	(25.0)%	5.4%
Test Systems Total	27,675	31,752	(12.8)%	127,631	89,861	42.0%	15.9%

Total	$202,917	$171,318	18.4%	$803,256	$624,464	28.6%

ASTRONICS CORPORATION
SALES BY PRODUCT LINE
(Unaudited, $ in thousands)

	Three Months Ended			Year Ended			2018 YTD
	12/31/2018	12/31/2017	% change	12/31/2018	12/31/2017	% change	% of Sales
Aerospace Segment
Electrical Power & Motion	$84,249	$65,273	29.1%	$303,180	$264,286	14.7%	37.8%
Lighting & Safety	45,139	36,346	24.2%	174,383	158,663	9.9%	21.7%
Avionics	31,495	22,536	39.8%	131,849	53,960	144.3%	16.4%
Systems Certification	1,923	4,927	(61.0)%	13,951	14,333	(2.7)%	1.7%
Structures	5,451	5,970	(8.7)%	24,134	25,849	(6.6)%	3.0%
Other	6,985	4,514	54.7%	28,128	17,512	60.6%	3.5%
Aerospace Total	175,242	139,566	25.6%	675,625	534,603	26.4%	84.1%

Test Systems Segment	27,675	31,752	(12.8)%	127,631	89,861	42.0%	15.9%

Total	$202,917	$171,318	18.4%	$803,256	$624,464	28.6%

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Astronics Corporation Reports 2018 Fourth Quarter and Full Year Financial Results
February 21, 2019

ASTRONICS CORPORATION
ORDER AND BACKLOG TREND
(Unaudited, $ in thousands)
	Q1 2018 (1)	Q2 2018	Q3 2018	Q4 2018 (2)	Twelve Months
	3/31/2018	6/30/2018	9/29/2018	12/31/2018	12/31/2018
Sales
Aerospace	$164,600	$166,204	$169,579	$175,242	$675,625
Test Systems	14,459	42,402	43,095	27,675	127,631
Total Sales	$179,059	$208,606	$212,674	$202,917	$803,256

Bookings
Aerospace	$180,883	$158,870	$196,671	$175,554	$711,978
Test Systems	15,280	28,060	37,137	44,810	125,287
Total Bookings	$196,163	$186,930	$233,808	$220,364	$837,265

Backlog
Aerospace	$305,977	$298,643	$325,735	$326,047
Test Systems	92,635	78,293	72,335	89,470
Total Backlog	$398,612	$376,936	$398,070	$415,517	N/A

Book:Bill Ratio
Aerospace	1.10	0.96	1.16	1.00	1.05
Test Systems	1.06	0.66	0.86	1.62	0.98
Total Book:Bill	1.10	0.90	1.10	1.09	1.04

(1) In the first quarter of 2018, the implementation of new required revenue recognition rules resulted in a reduction to backlog of $8.9 million and $3.3 million for the Aerospace and Test Systems segments, respectively.
(2) Included in our fourth quarter Test Systems backlog is $12.2 million of backlog that was disposed of in the 2019 sale of the semiconductor business

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